TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                     RESULTS FOR FISCAL YEAR 2011

Minneapolis/October 26, 2010/-- Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended September 30, 2010 decreased 1.5% to $26.4 million or $.71 per diluted share compared with $26.8 million or $.72 per diluted share for the quarter ended September 30, 2009. The decrease in consolidated net earnings for the quarter was primarily due to lower gross margins as a result of changes in the exchange rates used to convert sales in foreign currencies (primarily British pound sterling and euro) into U.S. dollars, changes in product mix and increased royalty expense.

Consolidated net sales for the quarter ended September 30, 2010 were $67.9 million or a 2.1% increase from the quarter ended September 30, 2009. Consolidated net sales for the quarter were negatively affected by a stronger U.S. dollar as compared to foreign currencies for the quarter ended September 30, 2009. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 4.0% for the quarter ended September 30, 2010 from the quarter ended September 30, 2009.

Biotechnology net sales, which include sales by R&D Systems' Biotechnology Division, R&D Systems China and BiosPacific, were $46.7 million for the quarter ended September 30, 2010, an increase of 6.0% from $44.0 million for the quarter ended September 30, 2009. North American biotechnology sales to industrial pharmaceutical and biotechnology customers increased 3.1% during the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010. Biotechnology sales to academic customers, Pacific Rim distributors and sales in China grew 9.9%, 9.0% and 13.5%, respectively, in the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010.

R&D Europe's net sales for the quarter ended September 30, 2010 were $16.4 million, a decrease of 8.1% from the same prior-year period. R&D Europe's net sales decreased 1.2% for the quarter ended September 30, 2010 when measured at currency rates in effect in the comparable prior-year period. Hematology net sales for the quarter ended September 30, 2010 were $4.9 million, an increase of 5.1% from the comparable prior-year period.

Consolidated gross margin for the quarter ended September 30, 2010 decreased $929,000 from the quarter ended September 30, 2009. Biotechnology gross margin increased $797,000 for the quarter ended September 30, 2010 as a result of increased net sales partially offset by a decrease in gross margin percentage. R&D Europe gross margin decreased $1.8 million compared to the quarter ended September 30, 2009. Approximately $1.2 million of the decrease in R&D Europe gross margin was the result of changes in exchange rates used to translate sales in foreign currencies into U.S. dollars. Approximately 13.9% and 6.3% of consolidated net sales for the quarter ended September 30, 2010 were made in euro and British pound sterling, respectively. The average euro exchange rate declined 9.0% against the U.S. dollar for the quarter ended September 30, 2010 (euro:$1.31) compared to the same prior-year period (euro:$1.44). The average British pound sterling exchange rate declined 4.3% against the U.S. dollar for the quarter ended September 30, 2010 (pound:$1.56) compared to the same prior-year period (pound:$1.63). The remainder of R&D Europe's decrease in gross margin was the result of decreased net sales and changes in product mix.

Consolidated gross margin, as a percentage of net sales, was 77.6% for the quarter ended September 30, 2010, compared to 80.6% for the quarter ended September 30, 2009. R&D Europe gross margin percentage for the quarter ended September 30, 2010 was 47.4% compared to 53.5%, mainly as a result of the
effect of exchange rate changes on net sales discussed above.   Biotechnology
gross margin percentage was 78.4% for the quarter ended September 30, 2010 compared to 80.9% for the quarter ended September 30, 2009. The decrease in the Biotechnology gross margin percentage was mainly the result of changes in product mix and $220,000 additional royalty expense and royalty initiation fees related to new licensing agreements.

Selling, general and administrative expenses for the quarter ended September 30, 2010 decreased $486,000 (6.1%) from the quarter ended September 30, 2009. The decrease in selling, general and administrative expense for the quarter resulted primarily from decreased legal expenses of $108,000, lower profit sharing expense of $224,000 and the effect of the change in exchange rates used to convert foreign expenses to U.S. dollars of $134,000.

Research and development expenses for the quarter ended September 30, 2010 increased $465,000 (7.6%) from the quarter ended September 30, 2009. The increase in research and development expenses is mainly due to increases in personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

The effective tax rate for the quarter ended September 30, 2010 was 32.3% as compared to 32.6% for the same prior-year period. The improvement in the effective tax rate in the first quarter of fiscal 2011 was the result of an increase in the deduction for qualified production activities partially offset by the expiration of the U.S. credit for research and development expenses on December 31, 2009.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.



                     *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854



                        TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)
                            (Unaudited)

                                                   QUARTER ENDED
                                                 -----------------
                                                 9/30/10   9/30/09
                                                 -------   -------
Net sales                                        $67,945   $66,534
Cost of sales                                     15,241    12,901
                                                 -------   -------
Gross margin                                      52,704    53,633
                                                 -------   -------

Operating expenses:
  Selling, general and administrative              7,552     8,038
  Research and development                         6,619     6,154
  Amortization of intangible assets                  170       240
                                                 -------   -------
    Total operating expenses                      14,341    14,432
                                                 -------   -------
Operating income                                  38,363    39,201

Other income (expense):
  Interest income                                    847     1,168
  Other non-operating expense, net                  (257)     (662)
                                                 -------   -------
    Total other (expense) income                     590       506
                                                 -------   -------
Earnings before income taxes                      38,953    39,707
Income taxes                                      12,580    12,935
                                                 -------   -------
Net earnings                                     $26,373   $26,772
                                                 =======   =======
Earnings per share:
  Basic                                          $  0.71   $  0.72
  Diluted                                        $  0.71   $  0.72
Weighted average common shares outstanding:
  Basic                                           37,040    37,245
  Diluted                                         37,107    37,339

                         TECHNE CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                             (Unaudited)
                                                    9/30/10   6/30/10
                                                   --------  --------
ASSETS
Cash and equivalents                               $115,012  $ 94,139
Short-term available-for-sale investments            57,622    44,672
Trade accounts receivable                            31,019    30,850
Other receivables                                     1,589     1,532
Inventory                                            13,818    13,737
Other current assets                                 14,139    16,110
                                                   --------  --------
  Current assets                                    233,199   201,040
                                                   --------  --------

Available-for-sale investments                      161,518   171,171
Property and equipment, net                          96,322    97,400
Goodwill and intangible assets, net                  26,942    27,112
Other non-current assets                             21,643    22,093
                                                   --------  --------
  Total assets                                     $539,624  $518,816
                                                   ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                $ 16,059  $ 17,024
Stockholders' equity                                523,565   501,792
                                                   --------  --------
  Total liabilities and stockholders' equity       $539,624  $518,816
                                                   ========  ========